Exhibit 99.1

Enveric Biosciences Announces its Psybrary™ Portfolio Now Totals Over 1000 Psychedelic-Inspired Therapeutic Candidates

The Psybrary™ portfolio includes numerous unique, previously unreported molecules, which are protected by Enveric’s expansive and growing intellectual property estate

CAMBRIDGE, Mass., October 3, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders, today announced that it has reached a milestone in its Psybrary™ portfolio of novel psychedelic-inspired molecules, which has now surpassed 1000 synthesized compounds. Enveric’s proprietary artificial intelligence (AI) drug-discovery platform, PsyAI™, has accelerated the design of new chemical entities that can be tailored for specific applications in the management of mental health.

The Psybrary™ portfolio primarily contains compounds built from substituted indolethylamine (e.g., psilocybin and DMT) or phenylethylamine (e.g., MDMA and bupropion) backbones. A wide range of functional groups were added to various positions on these core structures using synthetic chemistry or synthetic biology methods. The availability of testable quantities of a large number of structurally related molecules, designed with a growing understanding of the relationship between structure and function, is accelerating the Company’s drug discovery process and promoting the initiation of new programs.

“We believe that our Psybrary™ portfolio has been the foundation of Enveric’s successful drug discovery programs, which have so far targeted hallucinogenic and non-hallucinogenic indolethylamine derivatives. The collection of molecules is expanding at an increasingly rapid rate and yielding a greater frequency of compounds with desired pharmacological properties,” said Peter Facchini, Ph.D., Chief Innovation Officer at Enveric. “The molecular catalogue contains valuable functional data that reveals correlations between structure and biological activity that are strongly suggestive of potential effects and therefore of disease indications to which each compound might be applied. Our now well-established proprietary screening engine makes relatively quick work of this early-stage process.”

Dr. Facchini continued, “Recently, the chemical design and diversity strengths of the Psybrary™ portfolio have been extremely beneficial in the selection of compounds that satisfy the target product profile of our EVM301 program. We anticipate nominating a lead development candidate in this program in early 2024, targeting major undertreated mental health indications, including treatment-resistant depression and anxiety.”

“Reaching and surpassing 1000 compounds in our Psybrary™ portfolio is a notable milestone for our team of researchers and highlights both the depth of their expertise and the impressive tools they have developed to discover and analyze diverse molecules for their potential to bring improved therapies to serious mental health conditions,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “The novelty and diversity of the molecules in the Psybrary™ portfolio has enabled our robust IP-based protection strategies and helps us further accelerate the development of candidate mental health therapeutics. In addition to pursuing the development of selected molecules internally, Enveric is open to out-licensing or other types of collaborations with partners committed to this area of major unmet medical need, to accelerate the availability of potential new treatments to patients.”

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust intellectual property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of psychiatric disorders. Enveric is also advancing its second program, the EVM301 Series, expected to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Investor Relations

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng

(862) 213-1398

dboateng@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

(646) 577-8520

cmcdonald@tiberend.com